STATE STREET NAVIGATOR SECURITIES LENDING TRUST
AMENDMENT NO. 4 to Master Trust Agreement
     AMENDMENT NO. 4 to the Master Trust Agreement of State Street Navigator Securities Lending Trust, dated June 15, 1995, made at Boston, Massachusetts this 8th day of May 2001.
     WHEREAS, Section 7.3 of the Master Trust Agreement dated June 15, 1995 (the “Agreement”) of State Street Navigator Securities Lending Trust (the “Trust”) provides that the Agreement may be amended at any time, so long as such amendment does not materially adversely affect the rights of any shareholder of the Trust and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of such Trustees.
     WHEREAS, the Trustees desire to amend the Agreement to change the name of each portfolio series of the Trust (hereinafter each a “Sub-trust”) as follows: State Street Navigator Government Portfolio, State Street Navigator Prime Portfolio and State Street Navigator Short-Term Bond Portfolio shall be renamed State Street Navigator Securities Lending Government Portfolio, State Street Navigator Securities Lending Prime Portfolio and State Street Navigator Securities Lending Short-Term Bond Portfolio, respectively;
     NOW, THEREFORE, the undersigned officer, pursuant to a vote of the Trustees, hereby amends the Agreement as follows:
     The first sentence of the first paragraph of Section 4.2 of the Agreement is hereby amended in its entirety to read as follows:
Section 4.2 Establishment and Designation of Sub-Trusts and Classes. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate three (3) Sub-Trusts: (i) State Street Navigator Securities Lending Government Portfolio, (ii) State Street Navigator Securities Lending Prime Portfolio, and (iii) State Street Navigator Securities Lending Short-Term Bond Portfolio, each of which shall have a single class of Shares.
     IN WITNESS WHEREOF, the undersigned hereunto has set her hand in the City of Boston, Commonwealth of Massachusetts, for herself and her assigns, as of the 9th day of May 2001.

/s/Julie Tedesco
Julie Tedesco, Assistant Secretary